Exhibit 99.1

ChargePoint welcomes Rick Wilmer as Chief Customer and Operations Officer
Wilmer’s 30-year career in global technology, operations and customer support further propels the leadership team as one of the largest EV charging networks scales

CAMPBELL, Calif., July 11, 2022 - ChargePoint Holdings, Inc. (NYSE:CHPT), a leading electric vehicle charging network, today announced the addition of Rick Wilmer to its leadership team. As chief customer and operations officer at ChargePoint, Wilmer will oversee customer service and manufacturing operations for the company as it continues to bring vertically integrated charging solutions to businesses, fleets and drivers at a faster growth rate than ever.

“The EV industry is at an inflection point, and we are seeing tremendous growth in all verticals,” said Pasquale Romano, CEO of ChargePoint. “The timing is right to add Rick’s sophisticated customer service, supply chain and general management experience to the management team to further advance our mission to power the movement of all people and goods on electricity.”

“There has never been a better time to join ChargePoint than now, as the new fueling network is moving from vision to reality,” said Rick Wilmer. “I look forward to helping lead the charge across customer service and supply chain operations to deliver the superior charging experiences that businesses, fleets and drivers require as they electrify.”

Wilmer joins at a pivotal time in the company’s 15-year history as it enters its next phase of growth. He has over 30 years of global technology, operations and customer support experience, as well as business and financial acumen from prior management team roles. Most recently, Wilmer served as CEO of Chowbotics, which was acquired by DoorDash. Wilmer’s experience can help scale operations across the company’s fleet, commercial and residential business in North America and Europe.

About ChargePoint
ChargePoint is creating a new fueling network to move people and goods on electricity. Since 2007, ChargePoint has been committed to making it easy for businesses and drivers to go electric with one of the largest EV charging networks and a comprehensive portfolio of charging solutions. The ChargePoint cloud subscription platform and software-defined charging hardware are designed to include options for every charging scenario from home and multifamily to workplace, parking, hospitality, retail and transport fleets of all types. Today, one ChargePoint account provides access to hundreds of thousands of places to charge in North America and Europe. To date, more than 113 million charging sessions have been delivered, with drivers plugging into the ChargePoint network every second or less. For more information, visit the ChargePoint pressroom, the ChargePoint Investor Relations site, or contact the ChargePoint North American or European press offices or Investor Relations.

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ChargePoint
Jennifer Bowcock
VP, Communications
Jennifer.Bowcock@chargepoint.com
media@chargepoint.com

Patrick Hamer
VP, Capital Markets and Investor Relations
Patrick.Hamer@chargepoint.com
investors@chargepoint.com